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                                                                     EXHIBIT 3.4

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 01:00 PM 01/22/1997
                                                             971021659 - 0904032


                              CERTIFICATE OF RETIREMENT
                                   WITH RESPECT TO
             8,894 SHARES OF SERIES A SENIOR CONVERTIBLE PREFERRED STOCK,
          128,266 SHARES OF SERIES B SENIOR CONVERTIBLE PREFERRED STOCK, AND
                19,767 SHARES OF JUNIOR CONVERTIBLE PREFERRED STOCK OF
                                GRUBB & ELLIS COMPANY

                               Under Section 243 of the
                           Delaware General Corporation Law

         GRUBB & ELLIS COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That by unanimous written consent taken as of December 17, 1996, the Board of the Directors duly adopted resolutions that identified shares of the capital stock of the Corporation which, to the extent hereinafter set forth, had the status of retired and canceled shares.

         SECOND: That the Restated Certificate of Incorporation of Grubb & Ellis Company (the "Restated Certificate") authorizes the issuance of 25,000,000 shares of Common Stock (the "Common Stock") and 1,000,000 shares of Preferred Stock (the "Preferred Stock"), of which Preferred Stock 50,000 shares are designated Series A Senior Convertible Preferred Stock (the "Series A Preferred Stock"), 200,000 shares are designated Series B Senior Convertible Preferred Stock (the "Series B Preferred Stock") and 200,000 shares are designated Junior Convertible Preferred Stock (the "Junior Preferred Stock", and together with the Series A Preferred Stock and Series B Preferred Stock, the "Convertible Preferred Stock").

         THIRD: That on December 11, 1996, 8,894 shares of Series A Preferred Stock were converted into an aggregate of 339,629 shares of Common Stock and 128,266 shares of Series B Preferred Stock were converted into an aggregate of 4,828,548 shares of Common Stock; and that on December 16, 1996, 19,767 shares of Junior Preferred Stock were converted into an aggregate of 352,447 shares of Common Stock.

         FOURTH: That pursuant to the Restated Certificate any shares of Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of Convertible Preferred Stock. Therefore, pursuant to Section 243 of the General Corporation Law of the State of Delaware, this Certificate shall, when it becomes effective, have the effect of amending the Restated Certificate so as to reduce the authorized number of shares of the Series A Preferred Stock to 41,106 shares, to reduce the authorized number of shares of Series B Preferred Stock to 71,734 shares, to reduce the authorized number of shares of Junior Preferred Stock to 50,000 shares, but not to reduce the total authorized number of shares of the Preferred Stock.


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         IN WITNESS WHEREOF, GRUBB & ELLIS COMPANY has caused this certificate to be signed by Robert J. Walner, its authorized officer, this 15 day of January, 1997.

                                  GRUBB & ELLIS COMPANY




                                    /s/ Robert J. Walner
                                  ---------------------------
                                  Robert J. Walner
                                  Secretary



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